Exhibit 99.1

                     Alaska Communications Systems
                  Reports Third Quarter 2005 Results

    ANCHORAGE, Alaska--(BUSINESS WIRE)--Oct. 27, 2005--Alaska
Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK)

    -- Revenues Increase 11.6% to $85.7 Million from $76.8 Million in Third Quarter 2004

    --  Net Cash Provided by Operating Activities Increases 9.0% to
        $16.9 Million

    --  EBITDA Increases to $29.0 Million, Up 65.6% Compared to Third
        Quarter 2004

    --  Increased 2005 Annual Revenue and EBITDA Guidance

    Alaska Communications Systems Group, Inc. ("ACS") (NASDAQ:ALSK) today reported financial results for its third quarter and nine months ended September 30, 2005.
    "The strength of our unique business mix and strong execution was again evident this quarter as revenues increased 11.6 percent over the same period last year and we improved EBITDA 65.6 percent," stated Liane Pelletier, ACS president and chief executive officer. "Total retail relationships now top 413,000, with growth concentrated in post-paid wireless and data, our two most strategically important products. Post-paid wireless subscribers grew 5.4 percent sequentially and now exceed 100,000. Digital subscriber lines (DSL) grew 12 percent sequentially, bringing total DSL subscribers to more than 33,000. In spite of normal seasonal moves and troop deployments, retail local lines declined only 1 percent this quarter."
    "Our ability to grow EBITDA and cash flow over time is also evident in our third quarter results, where robust revenue growth and ongoing gains from our process improvement teams more than offset one time costs arising from the migration of TDMA subscribers to CDMA and first year Sarbanes Oxley compliance costs" added Pelletier.
    "ON ACS accounted for much of the sales success. ON ACS is our innovative retention and acquisition program, and it was introduced to consumers during the third quarter with rapid ramp up - ACS has more than 10,000 customers ON ACS - which means they use both ACS local and wireless services and enjoy special benefits as a result. A customized program of ON ACS was also introduced to small businesses in the quarter," continued Pelletier.
    "While driving growth and strong financial results, we have continued to invest in our future growth by extending the reach of our CDMA network. The network, which offers superior voice capabilities and two data speeds with 1xRTT and EV-DO technologies, presently covers about 74 percent of Alaska population, about two thirds in our LEC footprint and one third outside our LEC footprint, focused in key growth areas of the state. We expect to conclude our CDMA footprint build out by mid-2006, aiming for about 80 percent population coverage," concluded Pelletier.

    Financial Highlights for the Third Quarter Ending September 30,
2005

    -- Revenues were $85.7 million, which represented an 11.6 percent increase over third quarter 2004 revenues of $76.8 million.

    -- Net cash provided by operations increased 9.0 percent to $16.9 million compared to the third quarter of 2004.

    -- EBITDA increased to $29.0 million, up 65.6 percent compared to $17.5 million for the third quarter of 2004, which included $5.3 million of one time charges incurred as a result of a thorough balance sheet review and a detailed analysis of opportunities to enhance long-term cash generation.

    -- Operating income increased to $7.2 million compared to a loss of $4.8 million in the third quarter 2004.

    -- Net loss decreased to $7.9 million, or $0.19 per share, of which $6.9 million is attributable to the extinguishment of debt and $844,000 to stock based compensation arising in part from the early adoption of SFAS 123R, "Share-Based Payment." The net loss for the third quarter 2004 was $16.2 million, or $0.55 per share, which included the aforementioned $5.3 million of charges. The year-over-year decrease in net loss is attributable to higher revenues, lower operating expenses and lower interest expense.

    David Wilson, ACS senior vice president and chief financial officer, said, "Strong third quarter results were fueled by our post-paid CDMA product line, where total wireless revenue rose to $24.3 million compared to $16.2 million a year ago, where subscribers grew 17.5 percent to approximately 110,000 and where ARPU grew by 22.4 percent to $57.99. An increase of $2.2 million in foreign roaming revenue also contributed to results."
    "Total cash and investments declined sequentially by $5.8 million as we utilized $3.1 million of cash on hand for our pre-funded CDMA growth project and $6.4 million for our accretive July 2005 debt refinancing. Cash generated from operating activities in the quarter was $16.9 million, net of $4.3 million of early redemption premium charges for our July 2005 debt refinancing. Pro forma for early redemption charges, we generated $21.2 million from operating activities, which was used to fund $9.8 million of maintenance capital expenditures and $8.3 million of dividend payments. We closed the quarter with a cash, restricted cash and investment balance of $55.5 million," added Wilson.

    Metric Highlights: Third Quarter 2005 Compared to Second Quarter
2005

    -- Increased the total number of retail customer relationships across all product lines by approximately 6,900 to approximately 413,700.

    -- Added approximately 5,200 post-paid wireless subscribers. Net of prepaid and wholesale wireless shifts, we added 3,900 wireless subscribers, bringing the total to approximately
        111,600.

    -- Recorded post-paid churn of 2.0 percent and overall average wireless monthly churn of 2.2 percent. Wireless churn was impacted by troop deployments and seasonal factors.

    -- Recorded wireless ARPU of $57.99 up 2.9 percent sequentially from $56.38, inclusive of CETC revenue of $8.81, compared to $7.97.

    -- Recorded over 201,200 local retail access lines reflecting an access line decrease of approximately 1,900 lines, or approximately 1.0 percent.

    --  Increased DSL 12 percent to over 33,000.

    -- Increased long distance subscribers by approximately 2,860 to approximately 53,600 customers, a 5.6 percent increase.

    -- Assigned long distance costs to wireless to capture costs associated with the increased use of cell phones for long distance calling and foreign roaming interexchange activity. Allocated $2.3 million of costs from the long distance category to the wireless category for the nine-months ended September 30, 2005.

    -- Recorded over 278,000 total local network access lines. Total access lines decreased by approximately 6,000 or 2.1 percent, reflecting seasonality, wireless and broadband substitution and migrations to cable telephony.

    Nine Months Financial Review

    For the nine months ended September 30, 2005, total revenues were $244.3 million, which represented a 7.4 percent increase over same period 2004 revenues of $227.6 million. Net loss for the nine months ended September 30, 2005 was $36.7 million, or $0.92 per share, as compared to a net loss of $32.2 million, or $1.10 per share, in the same period in 2004. Net cash provided by operating activities for the nine months was $32.0 million, as compared to $38.7 million in the same period in 2004. EBITDA for the nine months ended September 30, 2005 was $85.6 million, an increase of 29.0 percent from $66.4 million in the comparable period in 2004.

    Business Outlook

    For the year 2005, revenue is now expected to be in the range of $320 million to $325 million, increasing from previous guidance of $315 million to $320 million, and EBITDA is now expected to be in the range of $110 million to $113 million, increasing from previous guidance of $108 million to $112 million. For the year 2005, net cash interest expense is expected to be approximately $30 million, pro forma for the 2005 debt restructuring activities being in place from January 1, 2005.
    As of September 30, 2005, ACS investments in maintenance and growth capital expenditures were $24.6 million and $18.2 million, respectively. ACS expects capital expenditures for 2005 to range from $65 million to $70 million, comprised of maintenance capital expenditures of approximately $35 million and pre-funded growth capital expenditures of between $30 million and $35 million.

    Conference Call

    The company will host a conference call and live webcast today at 5:00 p.m. Eastern Time to discuss third quarter results. For parties in the United States and Canada, call 866-250-3615 to access the earnings call. International parties can access the call at 303-262-2006.
    The live webcast of the conference call is accessible from the "Investor Relations" section of the company's website www.alsk.com. The webcast will be archived for a period of 90 days. A telephonic replay of the conference call will also be available 2 hours after the call and will run until Monday, October 31 midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 800-405-2236 and enter pass code 11041821. International parties should call 303-590-3000 and enter pass code 11041821.

    About Alaska Communications Systems

    ACS is the leading integrated communications provider in Alaska, offering local telephone service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. More information can be found on the company's website at www.acsalaska.com or at its investor site at www.alsk.com.

    Forward Looking EBITDA Guidance

    This press release includes management's estimate of EBITDA for the year ending December 31, 2005. Management believes the most directly comparable GAAP measure would be "Net cash provided by operating activities." Due to the difficulty in forecasting and quantifying the amounts that would be required to be included in this comparable GAAP measure, the Company is not providing an estimate of year-end net cash provided by operating activities at this time.

    Forward Looking Statements

    We have included in this press release certain "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside ACS' control. Such factors are, without limitation, rapid technological developments and changes in the telecommunications industry; ongoing deregulation and increased competition; changes in our revenue from Universal Service Funds; regulatory limitations on our ability to change our pricing for communications services; changes in accounting policies or practices; our ability to bundle our products and services; changes in the demand for our products and services; changes in general industry and market conditions; changes in interest rates or other general national, regional or local economic conditions; governmental and public policy changes; our ability to generate sufficient earnings and cash flows to continue to make dividend payments to our stockholders; the continued availability of financing necessary to support our future business; and the success of any future acquisitions.
    For further information regarding risks and uncertainties associated with ACS' business, please refer to the company's SEC filings, including, but not limited to, the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" on our annual report on Form 10-K and quarterly reports on Form 10-Q and "Risk Factors" on Exhibit 99.2 to our current report on Form 8-K filed on March 7, 2005. Copies of our SEC filings may be obtained by contacting our investor relations department at
(907) 564-7556 or by visiting our investor relations website at http://www.alsk.com.
    All information in this release is as of October 27, 2005. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.


                                                            Schedule 1

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          (Unaudited, in Thousands, Except per Share Amounts)


                                Three Months Ended  Nine Months Ended
                                  September  30,     September  30,
                                ------------------ -------------------
                                  2005      2004      2005      2004
                                -------- --------- --------- ---------
Operating revenues:
   Local telephone              $51,481   $51,396  $153,387  $160,226
   Wireless                      24,260    16,204    62,670    41,266
   Internet                       5,613     5,295    16,182    15,013
   Interexchange                  4,347     3,878    12,095    11,077
                                -------- --------- --------- ---------
      Total operating revenues   85,701    76,773   244,334   227,582

Operating expenses:
   Local telephone               32,857    35,320    94,508    97,056
   Wireless                      14,196    10,970    36,216    27,229
   Internet                       5,744     7,291    16,584    21,204
   Interexchange                  4,720     5,637    12,631    15,511
   Depreciation and amortization 20,955    19,770    62,060    57,686
   (Loss) gain on disposal of
    assets, net                       -     2,600       (68)    2,825
                                -------- --------- --------- ---------
      Total operating expenses   78,472    81,588   221,931   221,511
                                -------- --------- --------- ---------

Operating income                  7,229    (4,815)   22,403     6,071

Other income and expense:
   Interest expense              (8,578)  (11,665)  (27,209)  (35,491)
   Loss on extinguishment of
    debt                         (6,888)        -   (33,092)   (3,423)
   Interest income                  418       288     1,324       766
   Other                            (44)      (49)     (131)     (152)
                                -------- --------- --------- ---------
      Total other income
       (expense)                (15,092)  (11,426)  (59,108)  (38,300)
                                -------- --------- --------- ---------

Loss before income taxes         (7,863)  (16,241)  (36,705)  (32,229)

Income tax benefit (expense)          -         -         -         -
                                -------- --------- --------- ---------

Net loss                        $(7,863) $(16,241) $(36,705) $(32,229)
                                ======== ========= ========= =========

Loss per share - basic and
 diluted:
   Net loss                      $(0.19)   $(0.55)   $(0.92)   $(1.10)
                                ======== ========= ========= =========

Weighted average shares
 outstanding:
   Basic and diluted             41,468    29,384    39,715    29,418
                                ======== ========= ========= =========



                                                            Schedule 2

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      CONSOLIDATED BALANCE SHEETS
          (Unaudited, In Thousands Except Per Share Amounts)


                                                September    December
                                                   30,          31,
                     Assets                       2005         2004
                                                ---------- -----------
Current assets:
    Cash and cash equivalents                     $31,687     $50,660
    Restricted cash                                 4,490       4,690
    Short-term investments                         19,325      35,200
    Accounts receivable-trade, net of allowance
     of $5,612 and $4,869                          41,971      39,413
    Materials and supplies                          7,865       6,623
    Prepayments and other current assets            5,497       3,724
                                                ---------- -----------
       Total current assets                       110,835     140,310

Property, plant and equipment                   1,101,601   1,061,767
Less: accumulated depreciation and amortization   705,412     649,455
                                                ---------- -----------
    Property, plant and equipment, net            396,189     412,312

Goodwill                                           38,403      38,403
Intangible Assets                                  21,734      21,871
Debt issuance costs                                12,600      15,482
Deferred charges and other assets                   8,895       8,749
                                                ---------- -----------
Total assets                                     $588,656    $637,127
                                                ========== ===========

 Liabilities and Stockholders' Equity (Deficit)

Current liabilities:
    Current portion of long-term obligations         $613      $2,298
    Accounts payable-affiliate                      2,898       3,973
    Accounts payable, accrued and other current
     liabilities                                   48,376      53,843
    Advance billings and customer deposits          9,680       8,948
                                                ---------- -----------
       Total current liabilities                   61,567      69,062

Long-term obligations, net of current portion     456,762     523,591
Other deferred credits and long-term liabilities   79,326      77,916
Commitments and contingencies

Stockholders' equity (deficit):
    Preferred stock, no par, 5,000 authorized,
     no shares issued and outstanding                   -           -
    Common stock, $.01 par value; 145,000
     authorized, 46,080 and 35,245 issued and
     41,531 and 30,695 outstanding, respectively      461         352
    Treasury stock, 4,549 shares at cost          (18,443)    (18,443)
    Paid in capital in excess of par value        340,380     282,272
    Accumulated deficit                          (329,797)   (293,092)
    Accumulated other comprehensive loss           (1,600)     (4,531)
                                                ---------- -----------
       Total stockholders' equity (deficit)        (8,999)    (33,442)
                                                ---------- -----------
Total liabilities and stockholders' equity       $588,656    $637,127
                                                ========== ===========



                                                            Schedule 3

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
            CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                       (Unaudited, in Thousands)


                                                 Nine Months Ended
                                                   September  30,
                                                  2005         2004
                                              ------------ -----------

Net cash provided by operating activities         $32,022     $38,734

Cash Flows from Investing Activities:
    Construction & capital expenditures           (42,838)    (38,084)
    Purchase of short-term investments            (81,845)   (102,200)
    Sale of short-term investments                 97,720      87,600
    Placement of funds in restricted account         (300)     (1,055)
    Release of funds from escrow                      500           -
                                              ------------ -----------
       Net cash used by investing activities      (26,763)    (53,739)

Cash Flows from Financing Activities:
    Repayments of long-term debt                 (446,833)    (19,448)
    Proceeds from the issuance of long-term
     debt, net of discounts                       375,000           -
    Debt issuance costs                           (11,307)          -
    Payment of stock dividend, net                (22,087)          -
    Issuance of common stock                       88,812       1,871
    Stock issuance costs                           (7,817)          -
    Purchase of treasury stock                          -        (127)
                                              ------------ -----------
       Net cash used by financing activities      (24,232)    (17,704)

Decrease in cash                                  (18,973)    (32,709)

Cash, Beginning of period                          50,660      65,398
                                              ------------ -----------

Cash, End of period                               $31,687     $32,689
                                              ============ ===========

Supplemental Cash Flow Data:
    Interest paid                                 $26,843     $34,489
    Income taxes paid, net of refund                    -       1,120

Supplemental Noncash Transactions:
    Interest rate swap                             $2,931          $-
    Dividend declared, but not paid                (8,317)          -



                                                            Schedule 4

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                 SCHEDULE OF LOCAL TELEPHONE REVENUES
                       (Unaudited, in Thousands)


                               Three Months Ended   Nine Months Ended
                                 September  30,      September  30,
                               ------------------- -------------------
                                 2005      2004      2005      2004
                               ---------- -------- --------- ---------

Local telephone revenues:
    Local network service        $21,945  $23,224   $65,675   $68,972
    Network access revenue        23,395   23,128    69,543    75,362
    Deregulated and other          6,141    5,044    18,169    15,892
                               ---------- -------- --------- ---------

       Local telephone revenues  $51,481  $51,396  $153,387  $160,226
                               ========== ======== ========= =========



                                                           Schedule 5a

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                    SCHEDULE OF EBITDA CALCULATION
                       (Unaudited, in Thousands)


                                Three Months Ended  Nine Months Ended
                                  September  30,     September  30,
                                ------------------ -------------------
                                  2005      2004      2005      2004
                                -------- --------- --------- ---------
Net cash provided by operating
 activities                     $16,905   $15,513   $32,022   $38,734
   Adjustments to reconcile net
    income to net cash provided
    by operating activities:
     Depreciation and
      amortization              (20,955)  (19,770)  (62,060)  (57,686)
     (Loss) gain on disposal of
      assets and asset
      impairments                     -    (2,600)       68    (2,825)
     Amortization of debt
      issuance costs, warrants
      and original issue
      discount                   (3,031)     (861)  (17,508)   (5,003)
     Stock compensation costs      (844)        -    (1,383)        -
     Other deferred credits      (1,932)      992     1,484    (1,570)
     Changes in components of
      working capital:
        Accounts receivable and
         other current assets     1,685      (459)    5,573    (5,096)
        Accounts payable and
         other current
         liabilities                580    (8,757)    8,483       772
        Deferred charges and
         other assets              (271)     (299)   (3,384)      445
                                -------- --------- --------- ---------

Net (loss)                      $(7,863) $(16,241) $(36,705) $(32,229)
   Add (subtract):
     Interest expense             8,578    11,665    27,209    35,491
     Loss on extinguishment of
      debt                        6,888         -    33,092     3,423
     Loss (gain) on disposal of
      assets and asset
      impairments                     -     2,600       (68)    2,825
     Stock compensation costs       844         -     1,383         -
     Interest income               (418)     (288)   (1,324)     (766)
     Income tax (benefit)
      expense                         -         -         -         -
     Depreciation and
      amortization               20,955    19,770    62,060    57,686
                                -------- --------- --------- ---------
        EBITDA                  $28,984   $17,506   $85,647   $66,430
                                ======== ========= ========= =========


 Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. The Company has disclosed its net gain before interest expense, provisions for taxes, depreciation expense, amortization expense (EBITDA) because the Company believes it is an important indicator as it provides information about our ability to service debt, pay dividends and fund capital expenditures. EBITDA is not a GAAP measure and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.

        The calculation of "EBITDA" as presented in this press release differs from the calculation of, and therefore is not directly comparable to,"Indenture EBITDA" as presented in ACS' prospectus supplement, dated January 26, 2005, primarily because the calculation of "Indenture EBITDA" allows for adjustments that meet the criteria of being "non-cash," "extraordinary" or otherwise "non recurring" in nature.



                                                           Schedule 5b

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
        Allocation of Stock Based Compensation between Segments
          (Unaudited, in Thousands, Except per Share Amounts)


                  Three Months Ended            Nine Months Ended
                 September  30, 2005           September  30, 2005
              --------------------------   ---------------------------
                         Stock                        Stock
                         Based                        Based
                 As      Compen-  Ad-       As        Compen-  Ad-
               reported  sation   justed    reported  sation   justed
              --------- -------- -------   --------- -------- --------

Operating
 expenses:
 Local
  telephone     32,857     (734) 32,123      94,508   (1,203)  93,305
 Wireless       14,196      (75) 14,121      36,216     (123)  36,093
 Internet        5,744      (31)  5,713      16,584      (51)  16,533
 Inter-
 exchange        4,720       (4)  4,716      12,631       (6)  12,625
 Depreciation
  and
  amortization  20,955        -  20,955      62,060        -   62,060
 (Loss) gain
  on disposal
  of assets,
  net                -        -       -         (68)       -      (68)
              --------- -------- -------   --------- -------- --------
  Total
   operating
   expenses     78,472     (844) 77,628     221,931   (1,383) 220,548
              --------- -------- -------   --------- -------- --------

    The balances reported on Schedule 1 include the company's adoption of FAS 123R Accounting for Stock-Based Compensation. The adoption resulted in a non-cash charge of $844 and $1,383 for the three and nine months ended September 30, 2005. This schedule shows the company's operating performance prior to that expense being recorded to allow analysis of the operating segments without this noncash charge.



                                                           Schedule 6A

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                              (Unaudited)


                                          September   June   September
                                              30,      30,       30,
                                             2005     2005      2004
                                          --------- -------- ---------

Local telephone:
   Retail access lines(a)                  201,284  203,224   207,746
   Wholesale access lines                   14,323   15,109    17,500
   UNE loop lines                           55,802   59,271    68,524
   UNE platform lines                        6,616    6,454     6,251
                                          --------- -------- ---------
   Total local telephone access lines      278,025  284,058   300,021
                                          ========= ======== =========

   Average local telephone access lines
    for the quarter                        281,042  286,021   302,816
   Average monthly local telephone revenue
    per line for the quarter                $61.06   $58.67    $56.58
   Quarterly growth rate in local
    telephone access lines                    -2.1%    -1.4%     -1.8%

Wireless
   Covered population                      509,996  508,628   480,422

   Post paid cellular subscribers          100,297   95,145    79,127
     Average post paid cellular
      subscribers                           97,721   91,660    77,260
     Quarterly growth rate - post paid
      cellular subscribers                     5.4%     7.9%      5.0%

     Activations for the quarter            11,468   12,089     7,705
     Deactivations for the quarter           6,316    5,118     3,971
     Average monthly churn for the quarter     2.0%     1.7%      1.6%

     Average monthly revenue per
      subscriber for the quarter(c)         $61.64   $60.46    $52.91

   Prepaid cellular subscribers              6,292    7,280     9,747
   Wholesale cellular subscribers            5,049    5,296     6,655

   Total cellular subscribers              111,638  107,721    95,529
     Average subscribers for the quarter   109,680  105,000    93,306
     Quarterly growth rate                     3.6%     5.3%      4.9%

     Activations for the quarter            11,674   12,912     9,219
     Deactivations for the quarter           7,757    7,470     4,773
     Average monthly churn for the quarter     2.2%     2.2%      1.6%

     Penetration                              21.9%    21.2%     19.9%
     Quarterly minutes of use (000's)(b)   151,288  128,063    93,100

     Average monthly revenue per
      subscriber for the quarter(c)         $57.99   $56.38    $47.39

Long Distance:
   Long distance subscribers                53,558   50,701    44,334
   Quarterly minutes of use (000's)         55,746   41,297    36,614
   Average subscribers for the quarter 52,130 49,622 43,494 Average monthly revenue per subscriber
    for the quarter                          27.80    27.02    $29.72

Internet:
   DSL subscribers                          33,070   29,502    22,596
   Dial-Up and other service subscribers    19,187   20,915    23,699
                                          --------- -------- ---------
   Total Internet subscribers               52,257   50,417    46,295
                                          ========= ======== =========

   Average subscribers for the quarter      51,337   49,758    45,739
   Average monthly DSL & dial up revenue
    per subscriber for the quarter          $30.06   $30.38    $28.98


(a) Prior period retail access lines impacted by change in line count methodology.
(b) Wireless MOU have been restated to include prepaid airtime certificates.
(c) ACS was granted competitive eligible telecommunications carrier status (CETC) in the first quarter of 2005, which added $8.81 to wireless ARPU in the third quarter of 2005 and $7.97 in the second quarter of 2005.



                                                           Schedule 6B

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                       KEY OPERATING STATISTICS
                              (Unaudited)



                                   September  30, June 30,     Net
                                        2005        2005     Movement
                                   -------------- --------- ----------

Local telephone retail access lines      201,284   203,224     (1,940)

Wireless subscribers                     111,638   107,721
  Less adjustment for resellers           (5,049)   (5,296)
                                   -------------- ---------
                                         106,589   102,425      4,164
                                   -------------- ---------

Long distance subscribers                 53,558    50,701      2,857

DSL and dial up subscribers               52,257    50,417      1,840
                                   -------------- --------- ----------

Total retail relationships               413,688   406,767      6,921
                                   ============== ========= ==========



                                                            Schedule 7

               ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                      SCHEDULE OF FREE CASHFLOWS
                       (Unaudited, in Thousands)


                                 Three Months Ended  Nine Months Ended
                                   September  30,     September  30,
                                 ------------------- -----------------
                                    2005      2004     2005     2004
                                 ---------- -------- -------- --------

Net cash provided by operating
 activities                        $16,905  $15,513  $32,022  $38,734

    Total construction and
     capital expenditures          (12,873) (16,968) (42,838) (38,084)
                                 ---------- -------- -------- --------

Free Cashflow                        4,032   (1,455) (10,816)     650

    CDMA Growth & Neptune optical
     fiber capacity                  3,103    7,155   18,210   12,778
                                 ---------- -------- -------- --------

Adjusted free cashflow              $7,135   $5,700   $7,394  $13,428
                                 ========== ======== ======== ========


Note: In an effort to provide investors with additional information regarding the Company's results as determined by generally accepted accounting principles (GAAP), the Company also discloses certain non-GAAP information which management utilizes to assess performance and believes provides useful information to investors. Within this press release, the Company has disclosed net cashflow provided by operations net of total construction and capital expenditures (free cashflow) and free cashflow adjusted for growth capital investments in CDMA wireless technology, which the Company plans to fund from existing cash reserves (adjusted free cashflow). The Company believes it is an important indicator because it provides information about our ability to service debt and pay dividends. Free cashflow and adjusted free cashflow are not GAAP measures and should not be considered a substitute for net cash provided by operating activities and other measures of financial performance recorded in accordance with GAAP.



    CONTACT: ACS
             Melinda Taylor, 907-297-3000 (Media)
             melinda.taylor@acsalaska.com
             Meghan Stapleton, 907-297-3000 (Media)
             meghan.stapleton@acsalaska.com
             or
             Lippert/Heilshorn & Associates
             Kirsten Chapman, 415-433-3777  (Investors)
             David Barnard, CFA 415-433-3777 (Investors) david@lhai-sf.com